Exhibit 2.1

AMENDMENT NO. 1

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) dated as of July 2 , 2025, amends that certain AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated as of June 6, 2025, by and among Crown Electrokinetics Corp., a Delaware corporation (the “Company”), Crown EK Acquisition LLC, a Delaware limited liability company (“Parent”), and Crown EK Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”, and collectively with Company and Parent, the “Parties”, each a “Party”).

W I T N E S S E T H :

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement.

WHEREAS, Section 2.01(a) of the Merger Agreement currently provides, “Provided that this Agreement shall not have been terminated in accordance with Section 10.01, as promptly as practicable after the date hereof, but in no event later than 15 Business Days following the date of this Agreement, Purchaser and Parent shall commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer.  Parent and the Company shall coordinate on determining the Offer Commencement Date pursuant to the foregoing to be a date such that the Company is in a position to file the Schedule 14D-9 and the Company Schedule 13E-3 on the Offer Commencement Date, concurrently with the filing of the Schedule TO and the Parent Schedule 13E-3 by Parent and Purchaser.  The Offer shall be subject only to the conditions set forth in Annex I hereto (the ‘Offer Conditions’).  The date on which Purchaser and Parent commences the Offer is referred to as the ‘Offer Commencement Date’.”

WHEREAS, Section 3.04(a) of the Merger Agreement currently provides, “After promptly as practicable (and in any event within five (5) Business Days) after the date of this Agreement, Parent and Purchaser shall (i) appoint the Depositary to act as agent for purposes of receiving Shares that are validly tendered in the Offer and paying the aggregate Offer Price to the holders of Shares that become entitled to receive the aggregate Offer Price pursuant to Section 2.01(d) and as agent (the ‘Paying Agent’) for the purpose of exchanging for the Merger Consideration the Shares pursuant to Section 3.03(a) and (ii) deposit or cause to be deposited with the Depositary cash sufficient to pay the aggregate Offer Price payable pursuant to Section 2.01(d) and the aggregate Merger Consideration payable pursuant to Section 3.03(a) (the ‘Payment Fund’).  The Payment Fund shall not be used for any purpose other than to pay the Offer Price in the Offer and to pay the Merger Consideration in the Merger. Parent and Purchaser shall cause the initial deposit with the Depositary to be in an amount equal to at least $5,474,556 and, to the extent that such amount shall at any time prove to be insufficient to satisfy the purposes of the Payment Fund, shall cause to be deposited with the Depositary such amount as may be necessary, when added to the Payment Fund, to eliminate such insufficiency.”

WHEREAS, Section 8.05 of the Merger Agreement currently provides, “Simultaneous with the execution and delivery of this Agreement, (a) Parent and the Company shall enter into a separate escrow agreement (the ‘Default Escrow Agreement’) with Wilmington Trust National Association (the ‘Default Escrow Agent’) and (b) Parent shall deposit the sum of $500,000 with the Default Escrow Agent. The Default Escrow Agreement shall provide for the payment of such sum to the Company if this Agreement is terminated following or as a result of any breach by Parent or Purchaser of any provision of this Agreement or the Offering Document.”

WHEREAS, Section 10.01(d)(iii) of the Merger Agreement currently provides the Company the right to terminate the Merger Agreement and the transactions contemplated thereby in the event that, “Parent and Purchaser shall have failed to cause to be deposited with the Depositary pursuant to Section 3.04(a), within five (5) business days after the date of this Agreement, at least $5,474,556.”

WHEREAS, Section 11.03(a) of the Merger Agreement provides in part, “To the fullest extent permitted by law, any provision of this Agreement may be amended or waived prior to the Effective Time, whether before or after obtaining the Requisite Company Vote, if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement…”.

WHEREAS, Section 11.03(c) of the Merger Agreement provides in part, “Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time the Company shall not, without the prior authorization of the Company Special Committee, . . . (e) amend or waive any in material respect any material provision of this Agreement . . ..” and

WHEREAS, the Company Special Committee has authorized the Company to enter into this Amendment.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement, as amended by this Amendment.

2. Amendments to the Merger Agreement. As of the date hereof:

(a) Section 2.01(a) of the Merger Agreement is hereby deleted and is replaced by the following:

“Section 2.01(a) Provided that this Agreement shall not have been terminated in accordance with Section 10.01, as promptly as practicable after the date hereof, but in no event later than July 15, 2025, Purchaser and Parent shall commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer.  Parent and the Company shall coordinate on determining the Offer Commencement Date pursuant to the foregoing to be a date such that the Company is in a position to file the Schedule 14D-9 and the Company Schedule 13E-3 on the Offer Commencement Date, concurrently with the filing of the Schedule TO and the Parent Schedule 13E-3 by Parent and Purchaser.  The Offer shall be subject only to the conditions set forth in Annex I hereto (the ‘Offer Conditions’).  The date on which Purchaser and Parent commences the Offer is referred to as the ‘Offer Commencement Date’.”

(b) Section 3.04(a) of the Merger Agreement is hereby deleted and is replaced by the following:

“Section 3.04(a) As promptly as practicable after the date of this Agreement (and in any event prior to the earlier of the consummation of the Offer and 5:00 p.m. Eastern Time on July 15, 2025), Parent and Purchaser shall (i) appoint the Depositary to act as agent for purposes of receiving Shares that are validly tendered in the Offer and paying the aggregate Offer Price to the holders of Shares that become entitled to receive the aggregate Offer Price pursuant to Section 2.01(d) and as agent (the ‘Paying Agent’) for the purpose of exchanging for the Merger Consideration the Shares pursuant to Section 3.03(a) and (ii) deposit or cause to be deposited with the Depositary cash sufficient to pay the aggregate Offer Price payable pursuant to Section 2.01(d) and the aggregate Merger Consideration payable pursuant to Section 3.03(a) (the ‘Payment Fund’).  The Payment Fund shall not be used for any purpose other than to pay the Offer Price in the Offer and to pay the Merger Consideration in the Merger. Parent and Purchaser shall cause the initial deposit with the Depositary to be in an amount equal to at least $5,474,556 and, to the extent that such amount shall at any time prove to be insufficient to satisfy the purposes of the Payment Fund, shall cause to be deposited with the Depositary such amount as may be necessary, when added to the Payment Fund, to eliminate such insufficiency.”

(c) Section 5.02 of the Merger Agreement is hereby amended to add the following at the end thereof:

“Each of Douglas Croxall, Parent and Purchaser has all requisite legal capacity, power and authority to execute, deliver and perform the promissory note (the “Default Note”), dated the date of Amendment No. 1 to this Agreement, in the principal amount of $500,000 made and duly executed by Douglas Croxall and by each of Parent and Purchaser (together with Douglas Croxall, the “Makers”) in favor of the Company and such execution, delivery and performance by Parent and Purchaser have been duly authorized by all necessary limited liability company or corporate action (as applicable) on the part of Parent and Purchaser. The Default Note constitutes a valid and binding agreement of each off the Makers and is enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.”

A true and correct copy of the Default Note is annexed to this Amendment as Exhibit A.

Section 8.05 of the Merger Agreement is hereby deleted and replaced by the following:

“Default Escrow Agreement; Default Note. Simultaneous with the execution and delivery of this Agreement, Parent and the Company shall enter into a separate escrow agreement (the ‘Default Escrow Agreement’) with Wilmington Trust National Association (the ‘Default Escrow Agent’). Prior to the earlier of the commencement of the Offer and 5:00 p.m. Eastern Time on July 15, 2025, Parent shall deposit the sum of $500,000 with the Default Escrow Agent. The Default Escrow Agreement shall provide for the payment of such sum to the Company if this Agreement is terminated following or as a result of any breach by Parent or Purchaser of any provision of this Agreement or the Offering Documents. Upon Parent timely making the deposit of $500,000 with the Default Escrow Agent in accordance with this Section 8.05, the Default Note shall be returned to Douglas Croxall and cancelled and thereafter shall be of no further force or effect.

(d) Section 10.01(d)(iii) of the Merger Agreement is hereby deleted and replaced by the following:

“Section 10.01(d)(iii) (A) Any of the representations or warranties of Douglas Croxall, Parent or Purchaser set forth in the Default Note, or any of the representations or warranties of Parent or Purchaser set forth in the last two sentences of Section 5.02, shall not have been true and correct in all respects when made or shall thereafter have ceased to be true and correct in all respects, (B) any of Douglas Croxall, Parent or Purchaser shall have failed to fully and timely comply with and perform any of his or its covenants set forth the Default Note, (C) Parent shall have failed to cause to be deposited with the Default Escrow Agent pursuant to Section 8.05, on or before July 15, 2025, the sum of $500,000, or (D) Parent and Purchaser shall have failed to cause to be deposited with the Depositary pursuant to Section 3.04(a), on or before July 15, 2025, at least $5,474,556.”

(e) Section 11.03(c) of the Merger Agreement is hereby amended to add the following at the end thereof:

“For the avoidance of doubt, the Default Note shall constitute a Restricted Agreement.”

3. Waiver. Any and all breaches by any Party of Section 2.01(a) and/or Section 8.05 prior to the date hereof, and any and all consequences thereof, are hereby waived by each other Party hereto.

4. Merger Agreement Remains in Effect. The Merger Agreement, as amended to the extent specifically provided in this Amendment, remains in full force and effect. Except to the extent specifically set forth in this Amendment, (1) no provision of the Merger Agreement is amended and (2) no breach of any provision of the Merger Agreement, or any consequences thereof (other than with respect to Section 2.01(a) and/or Section 8.05 of the Merger Agreement prior to the date hereof), is waived.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Amendment.

CROWN ELECTROKINETICS CORP.

By:	/s/ Joel Krutz
	Name:	Joel Krutz
	Title:	Chief Operating Officer and Chief Financial Officer

CROWN EK ACQUISITION LLC

By:	/s/ Doug Croxall
	Name:	Doug Croxall
	Title:	Manager

CROWN EK MERGER SUB CORP.

By:	/s/ Doug Croxall
	Name:	Doug Croxall
	Title:	President and Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger